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                                                                    Exhibit 12.1
                         MEDIACOM LLC AND SUBSIDIARIES
          Computation of the Deficiency of Earnings to Fixed Charges
                         (All dollar amounts in 000's)

                                           For the      For the                                                 Proforma/(1)/
                                           period       period                                                  -------------
                                           January 1,   March 12,                                             Year       Six Months
                            Year Ended      1996        1996 to         Year Ended       Six Months Ended     Ended         Ended
                            December 31,  to March 11, December 31,    December 31,         June 30,        December 31,   June 30,
                           1994     1995     1996         1996         1997     1998     1998     1999        1998           1999
                          -------  ------- --------     ---------    -------- -------- -------  --------    ---------      --------

Earnings:
 Loss from operations     $ 2,485  $ 2,565    $ 261       $ 1,953     $ 4,596  $39,790  $18,446  $23,644     $145,757       $70,600
 Add:
  Fixed charges              (878)    (935)    (201)       (1,528)     (4,829) (24,460) (13,374) (16,576)     (86,305)      (43,528)
                          -------  ------- --------     ---------    -------- -------- -------- --------    ---------      --------
Earnings, as adjusted     $ 1,607  $ 1,630    $  60       $   425     $  (233) $15,330  $ 5,072  $ 7,068     $ 59,452       $27,072
                          =======  ======= ========     =========    ======== ======== ======== ========    =========      ========

Fixed Charges:
 Interest on debt         $   878  $   935    $ 201       $ 1,528     $ 4,829  $23,994   11,738   13,392       85,537        40,298
 Amortization of deferred
  financing costs               -        -        -             -           -      466    1,636    3,184          768         3,230
                          -------  ------- --------     ---------    -------- -------- -------- --------    ---------      --------
Total fixed charges       $   878  $   935    $ 201       $ 1,528     $ 4,829  $24,460  $13,374  $16,576     $ 86,305       $43,528
                          =======  ======= ========     =========    ======== ======== ======== ========    =========      ========


Deficiency of earnings to
fixed charges             $ 2,485  $ 2,565    $ 261       $ 1,953     $ 4,596  $39,790  $18,446  $23,644     $145,757       $70,600
                          =======  ======= ========     =========    ======== ======== ======== ========    =========      ========

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/(1)/ Refer to the unaudited pro forma consolidated financial data for further detail

/(2)/ Adjusted for (i) additional interest expense on incremental indebtedness arising from the purchase of the Clearlake, Cable vision and Caruthersville systems and the proposed purchase of Triax and Zylstra;
      (ii) reversing historical interest expense of the acquirees;
      (iii) additional interest expense arising due to the Offering.